Exhibit 99.1

News Release
Investor Contact: Alondra Oteyza, +1.713.439.8822, alondra.oteyza@bakerhughes.com Media Contact: Melanie Kania, +1.713.439.8303, melanie.kania@bakerhughes.com	Baker Hughes Incorporated 2929 Allen Parkway Houston, Texas 77019 Phone: 713.439.8600 Fax: 713.439.8280 www.bakerhughes.com

Baker Hughes Announces Fourth Quarter and Annual Results

•	Revenue of $3.4 billion for the quarter and $15.7 billion for the year

•	Sequential and year-over-year decremental operating margins for the quarter were 33% and 32%, respectively

•	GAAP net loss per share of $2.35 for the quarter, includes $2.14 per share of impairment and restructuring charges and merger-related costs

•	Free cash flow up 25% sequentially to $436 million for the quarter, and $1.2 billion for the year

HOUSTON, Texas (January 28, 2016) – Baker Hughes Incorporated (NYSE: BHI) announced today results for the fourth quarter and full year of 2015.
“Our 2015 results are reflective of an extremely difficult and increasingly challenging year for the industry,” said Martin Craighead, Baker Hughes Chairman and Chief Executive Officer. “Since the fourth quarter of 2014, the global rig count has declined 46% as our customers adjusted their spending to align with declining commodity prices. Despite this challenging environment, we generated $1.2 billion of free cash flow during the year, after more than $446 million of restructuring payments. This achievement was the result of our ongoing commitment to maintain capital discipline, as well as solid progress on initiatives to improve working capital.
“For the fourth quarter, revenue declined 10% sequentially due to a sharp decrease in activity and ongoing pricing pressure as E&P companies further adjust their spending to the continued drop in commodity prices. One notable exception is with our artificial lift product line, which grew 4% during the quarter, underlying the importance that our customers are placing on production optimization in this environment. Operating profit margin for the quarter declined with decremental margins of 33%, which were favorably impacted by substantial cost reduction efforts. Additionally, embedded in our operating margins are costs in excess of 300 bps, or in excess of ($0.16) EPS impact, which are retained in compliance with the merger agreement and preparations for the combined Baker Hughes/Halliburton entity.
“Revenue for our international operations declined 5% sequentially for the quarter as seasonal year-end product sales were insufficient to offset the drop in activity. The reduction in revenue, exacerbated by an unfavorable geographical and product mix in the eastern hemisphere, resulted in a contraction of our international margins. In North America, revenue declined 17% compared to the prior quarter, driven not only by activity and price, but also by onshore pressure pumping share losses as we strive to maintain cash flow positive operations despite continuing deteriorating market conditions. Even with the steep revenue drop, margins in this geographic segment remained flat as a result of cost-saving measures.

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Baker Hughes Announces Fourth Quarter and Annual Results

“Looking ahead, we are forecasting rig activity worldwide to continue to decline throughout 2016. At current commodity prices, the global rig count could decline as much as 30% in 2016, as our customers’ challenges of maximizing production, lowering their overall costs, and protecting cash flows are now more acute. As a result of these challenging market conditions, our role in the industry is more relevant today than it has ever been before. Our products and services put us in an excellent position to help our customers achieve their business objectives and to capitalize on opportunities to continue to convert our capabilities into earnings. While targeting these opportunities, we remain focused on generating positive cash flow by proactively managing our cost structure, reducing our working capital, and maximizing return on invested capital.
“With regard to the merger, I continue to be extremely pleased with the efforts of our team supporting the regulatory review process and developing plans for a successful integration. We are fully dedicated to closing the merger as early as possible.
“In closing, I want to emphasize that our people and their capabilities are critical to our success, and I am very pleased with our retention rates and strong talent base in spite of the uncertainty. That’s a testament to the fortitude of our people, and I would like to once again recognize all of our employees for their hard work, loyalty to Baker Hughes, and relentless customer focus, while setting a safety record in an extremely tough business environment.”
2015 Full Year Results
Revenue for the year was $15.7 billion, down $8.8 billion compared to $24.6 billion for 2014. This reduction resulted from the steep decline in activity, as evident by the 34% drop in the average rig count, global pricing pressures, and share losses in onshore pressure pumping as we strive to maintain cash flow positive operations. Revenue was also negatively impacted by the unfavorable change in foreign exchange rates. Even though revenue has declined 36% for the year, decremental operating margins have been contained to 34%, significantly better than those delivered in the 2009 industry downturn.
Adjusted EBITDA (a non-GAAP measure) for 2015 was $1.8 billion, a decrease of 63% compared to $4.8 billion in the prior year.
On a GAAP basis, net loss attributable to Baker Hughes was $2.0 billion ($4.49 per diluted share), compared to net income of $1.7 billion ($3.92 per diluted share) for 2014.
Adjusted net loss (a non-GAAP measure) for the year was $209 million ($0.48 per diluted share), compared to net income of $1.8 billion ($4.22 per diluted share) for the prior year.
Free cash flow (a non-GAAP measure) for the full year was $1.2 billion, compared to $1.6 billion in 2014. Excluding restructuring payments of $446 million, free cash flow would have been $1.7 billion for 2015.
For the year, capital expenditures were $1.0 billion, a decrease of $826 million, or 46%, compared to 2014. Depreciation and amortization expense for the year was $1.7 billion, down 4% compared to $1.8 billion in 2014.
2015 Fourth Quarter Results
Revenue for the quarter was $3.4 billion, a decrease of $392 million or 10% sequentially, and down $3.2 billion or 49% compared to the fourth quarter of 2014.
Adjusted EBITDA for the fourth quarter of 2015 was $376 million, a decrease of $146 million or 28% sequentially, and a decrease of $1.1 billion or 74% compared to the fourth quarter of 2014.

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Baker Hughes Announces Fourth Quarter and Annual Results

On a GAAP basis, net loss attributable to Baker Hughes for the fourth quarter was $1.0 billion or $2.35 per diluted share.
Adjusted net loss for the fourth quarter of 2015 was $93 million or $0.21 per diluted share. Adjusted net loss for the fourth quarter excludes $1,337 million before-tax or $938 million after-tax ($2.14 per diluted share) in adjustments. The adjustments include impairment and restructuring charges of $1,246 million before-tax or $871 million after-tax ($1.99 per diluted share) and $91 million before-tax or $67 million after-tax ($0.15 per diluted share) for merger and other related costs. The impairment and restructuring charges include $1,188 million before-tax related to adjusting the carrying value of certain assets, primarily in the onshore pressure pumping product line in North America, to their estimated fair values.
Free cash flow for the quarter was $436 million. Excluding restructuring payments of $108 million, free cash flow would have been $544 million for the quarter.
For the quarter, capital expenditures were $214 million, an increase of $36 million or 20% sequentially, and down $289 million or 57% compared to the fourth quarter of 2014. Depreciation and amortization expense for the fourth quarter of 2015 was $416 million, down 4% sequentially and 11% compared to the same quarter last year.
Excluding merger-related costs, corporate costs were $29 million, compared to $26 million in the prior quarter and $64 million in the fourth quarter of 2014. The reduction in corporate costs is mainly a result of workforce reductions and lower discretionary spend.
North America
North America revenue of $1.1 billion for the fourth quarter decreased 17% sequentially. The decline was driven primarily by reduced activity across the region, as evident in the 11% rig count drop, onshore pressure pumping share losses striving to maintain cash flow positive operations, and additional price erosion in certain markets.
North America adjusted operating profit margin (a non-GAAP measure) was (11.2%) for the fourth quarter, unchanged from the prior quarter. Despite the impact of a sharp decline in activity, improved adjusted operating profit was achieved by ongoing cost management efforts and a favorable product line mix. Also, the current quarter includes costs of $34 million for liquidated damages and other costs related to sand supply contracts.
Compared to the prior year, revenue declined $2.2 billion, or 66%, resulting from a steep drop in activity, as reflected in the 60% year-over-year rig count drop, and deteriorating pricing conditions experienced by the industry since the beginning of 2015 as E&P companies aligned their spending to a continuously lower commodity environment. All product lines have been unfavorably impacted by the activity drop, with production chemicals and artificial lift reflecting the most resilience. As a result of the revenue decline, year-over-year operating profit margins decreased from 14.8% in the fourth quarter of 2014 to (11.2%) in the current quarter. Despite the significant decline in margins, cost reduction actions throughout the year have contained the decremental operating profit margin for the quarter to 28%.
Latin America
Fourth quarter revenue for Latin America was $428 million, down $11 million, or 3%, compared to the prior quarter, despite an 11% decline in the rig count. The sequential decrease in revenue was driven mainly by reduced activity in the Andean geomarket and Mexico as a result of customer budgetary constraints, partially offset by share gains in Argentina.

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Baker Hughes Announces Fourth Quarter and Annual Results

Adjusted operating profit margin for Latin America in the fourth quarter was 3.5%, compared to 11.6% for the prior quarter. Foreign exchange losses, primarily in Argentina, and costs related to additional reserves for doubtful accounts negatively impacted margins sequentially by 600 bps, or approximately $25 million.
Compared to the prior year, revenue decreased $163 million, or 28%, as a result of reduced activity across the region, including a significant decline in seasonal year-end product sales. The largest decline was in the Andean geomarket as evidenced by the 71% year-over-year rig count drop. Revenue was also negatively impacted by the unfavorable change in foreign exchange rates. Year over year, margins decreased from 20% in the fourth quarter of 2014 to 3.5% in the current quarter. The impact on margins from lower revenue, primarily high-margin year-end product sales, foreign exchange losses, and increased reserves for doubtful accounts, was partially offset by improvements made to the operating cost structure.
Europe/Africa/Russia Caspian
Revenue in Europe/Africa/Russia Caspian of $723 million for the fourth quarter decreased 9% sequentially, primarily due to reduced activity, including weather delays in the North Sea, and to pricing deterioration across most of the region.
Adjusted operating profit margins were 6.6% for the fourth quarter of 2015, compared to 12.4% for the prior quarter. The decline in margins is primarily attributable to reduced activity, including weather delays, price concessions, and an unfavorable geographical and product mix.
Compared to the prior year, revenue declined $425 million, or 37%. The decrease can be attributed to activity reductions across the region, as reflected in the 29% rig count decline, significantly lower year-end product sales, price deterioration, and the unfavorable change in exchange rates. Year over year, margins decreased from 17.4% in the fourth quarter of 2014 to 6.6% in the current quarter as a result of the lower activity, primarily the high-margin year-end product sales, unfavorable pricing, and the impact of the unfavorable change in exchange rates. Cost-saving actions helped mitigate the impact of these unfavorable events, as reflected by the 36% decremental operating margins.
Middle East/Asia Pacific
Fourth quarter revenue of $820 million in Middle East/Asia Pacific declined 3% sequentially. The reduction in revenue was driven by lower activity, primarily in Southeast Asia, and unfavorable pricing across the region.
Adjusted operating profit margin was 3.8% for the fourth quarter of 2015, compared to 9% for the prior quarter. The decline in operating margins can be attributed to reductions in activity and price across most of the region, and to an unfavorable product line mix. The current quarter includes additional charges in Iraq related to rationalizing operations in the country and a casualty loss provision related to a vessel operating in Asia Pacific.
Compared to the prior year, revenue decreased $395 million, or 33%, predominantly as a result of reduced activity, as reflected in the 5% drop in the rig count, significantly fewer year-end product sales, and ending integrated operations in Iraq. Revenue was also impacted by unfavorable pricing across the region. Year over year, margins decreased from 18.7% in the fourth quarter of 2014 to 3.8% in the current quarter. The reduction in margins can be attributed largely to lower activity levels, including fewer high-margin year-end product sales, and to unfavorable pricing across the region. Also, the current quarter includes charges in Iraq and a casualty loss provision in Asia Pacific. The reduction in margins was partially offset by the benefit of cost-saving actions.

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Baker Hughes Announces Fourth Quarter and Annual Results

Industrial Services
Revenue for Industrial Services of $286 million in the fourth quarter decreased 16% sequentially. The revenue decline is related primarily to the larger-than-usual seasonal activity decrease and project delays in the process and pipeline services business, and to reduced downstream chemical sales associated with lower refinery utilization and warmer weather.
Adjusted operating profit margins were 7.7%, compared to 13% in the prior quarter. The decline in margins, attributable to the decrease in activity, has been partially offset by savings from recent cost reduction efforts.
Compared to the prior year, revenue decreased 24% as a result of larger-than-usual seasonal activity declines and project delays in the process and pipeline services business, in addition to reduced downstream chemical sales associated with lower refinery utilization and warmer weather. Revenue was also negatively impacted by the unfavorable change in foreign exchange rates. Year-over-year operating profit margins improved 159 bps from 6.1% in the fourth quarter of 2014, due primarily to savings from cost reduction actions.

___________________________________________________________________________________________
Please see Table 1 for a reconciliation of GAAP to non-GAAP financial measures. A reconciliation of net (loss) income attributable to Baker Hughes to Adjusted EBITDA is provided in Table 2. Supplemental segment financial information for revenue, adjusted operating profit (loss) before tax (a non-GAAP measure), and adjusted operating profit before tax margin is provided in Tables 5a and 5b. Decremental operating margin (a non-GAAP measure) is the decrease of adjusted operating profit (loss) before interest expense and income taxes between two periods, divided by the increase or decrease in revenue between the same two periods (see Tables 5a and 5b). Free cash flow is defined as net cash flows provided by operating activities less disbursements for capital expenditures plus proceeds from disposal of assets.

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Baker Hughes Announces Fourth Quarter and Annual Results

Consolidated Condensed Statements of Income (Loss)

	Three Months Ended
	December 31,		September 30,
(In millions, except per share amounts)	2015	2014	2015
Revenue	$3,394	$6,635	$3,786
Costs and expenses:
Cost of revenue	3,142	5,174	3,403
Research and engineering	106	152	115
Marketing, general and administrative	277	294	271
Impairment and restructuring charges	1,246	—	98
Total costs and expenses	4,771	5,620	3,887
Operating (loss) income	(1,377)	1,015	(101)
Interest expense, net	(55)	(57)	(55)
(Loss) income before income taxes	(1,432)	958	(156)
Income taxes	397	(291)	—
Net (loss) income	(1,035)	667	(156)
Net loss (income) attributable to noncontrolling interests	4	(4)	(3)
Net (loss) income attributable to Baker Hughes	$(1,031)	$663	$(159)

Basic (loss) earnings per share attributable to Baker Hughes	$(2.35)	$1.53	$(0.36)
Diluted (loss) earnings per share attributable to Baker Hughes	$(2.35)	$1.52	$(0.36)

Weighted average shares outstanding, basic	439	434	439
Weighted average shares outstanding, diluted	439	436	439

Depreciation and amortization expense	$416	$468	$432
Capital expenditures	$214	$503	$178

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Baker Hughes Announces Fourth Quarter and Annual Results

Consolidated Condensed Statements of Income (Loss)

	Year Ended December 31,
(In millions, except per share amounts)	2015	2014
Revenue	$15,742	$24,551
Costs and expenses:
Cost of revenue	14,502	19,746
Research and engineering	483	613
Marketing, general and administrative	1,173	1,271
Impairment and restructuring charges	1,993	—
Litigation settlements	(13)	62
Total costs and expenses	18,138	21,692
Operating (loss) income	(2,396)	2,859
Interest expense, net	(217)	(232)
(Loss) income before income taxes	(2,613)	2,627
Income taxes	639	(896)
Net (loss) income	(1,974)	1,731
Net loss (income) attributable to noncontrolling interests	7	(12)
Net (loss) income attributable to Baker Hughes	$(1,967)	$1,719

Basic (loss) earnings per share attributable to Baker Hughes	$(4.49)	$3.93
Diluted (loss) earnings per share attributable to Baker Hughes	$(4.49)	$3.92

Weighted average shares outstanding, basic	438	437
Weighted average shares outstanding, diluted	438	439

Depreciation and amortization expense	$1,742	$1,814
Capital expenditures	$965	$1,791

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Baker Hughes Announces Fourth Quarter and Annual Results

Consolidated Condensed Balance Sheets

	December 31,	December 31,
(In millions)	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$2,324	$1,740
Accounts receivable - less allowance for doubtful accounts (2015 - $383, 2014 - $224)	3,217	5,418
Inventories, net	2,917	4,074
Other current assets	810	813
Total current assets	9,268	12,045
Property, plant and equipment, net	6,693	9,063
Goodwill	6,070	6,081
Intangible assets, net	583	812
Other assets	1,466	826
Total assets	$24,080	$28,827
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,409	$2,807
Short-term debt and current portion of long-term debt	151	220
Accrued employee compensation	690	782
Other accrued liabilities	525	828
Total current liabilities	2,775	4,637
Long-term debt	3,890	3,913
Deferred income taxes and other tax liabilities	252	740
Long-term liabilities	781	807
Equity	16,382	18,730
Total liabilities and equity	$24,080	$28,827

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Baker Hughes Announces Fourth Quarter and Annual Results

Consolidated Condensed Statements of Cash Flows

	Year Ended December 31,
(In millions)	2015	2014
Cash flows from operating activities:
Net (loss) income	$(1,974)	$1,731
Adjustments to reconcile net (loss) income to net cash flows from operating activities:
Depreciation and amortization	1,742	1,814
Loss on impairment of assets	1,436	—
Other noncash items	(680)	(143)
Other, primarily working capital	1,272	(449)
Net cash flows provided by operating activities	1,796	2,953
Cash flows from investing activities:
Expenditures for capital assets	(965)	(1,791)
Proceeds from disposal of assets	388	437
Purchase of investment securities	(310)	—
Acquisition of businesses, net of cash acquired	—	(314)
Other	(18)	9
Net cash flows used in investing activities	(905)	(1,659)
Cash flows from financing activities:
Net repayments from issuance of debt	(45)	(248)
Repurchase of common stock	—	(600)
Dividends	(297)	(279)
Other	60	188
Net cash flows used in financing activities	(282)	(939)
Effect of foreign exchange rate changes on cash and cash equivalents	(25)	(14)
Increase in cash and cash equivalents	584	341
Cash and cash equivalents, beginning of period	1,740	1,399
Cash and cash equivalents, end of period	$2,324	$1,740

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Baker Hughes Announces Fourth Quarter and Annual Results

Table 1: Reconciliation of GAAP and Non-GAAP Financial Measures
The following table reconciles net (loss) income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted net (loss) income1 (a non-GAAP financial measure). Adjusted net (loss) income excludes identified items with respect to 2015 and 2014 as disclosed below:

	Three Months Ended
	December 31,				September 30,
	2015		2014		2015
(In millions, except per share amounts)	Net (Loss) Income	Diluted (Loss) Earnings Per Share	Net (Loss) Income	Diluted (Loss) Earnings Per Share	Net (Loss) Income	Diluted (Loss) Earnings Per Share
Net (loss) income attributable to Baker Hughes (GAAP)	$(1,031)	$(2.35)	$663	$1.52	$(159)	$(0.36)
Identified items:
Impairment and restructuring charges[2]	871	1.99	—	—	70	0.16
Merger and related costs[3]	67	0.15	—	—	67	0.15
Gain on deconsolidation of joint venture[4]	—	—	(34)	(0.08)	—	—
Adjusted net (loss) income (non-GAAP)[1]	$(93)	$(0.21)	$629	$1.44	$(22)	$(0.05)

	Year Ended December 31, 2015		Year Ended December 31, 2014
(In millions, except per share amounts)	Net (Loss) Income	Diluted Earnings Per Share	Net (Loss) Income	Diluted Earnings Per Share
Net (loss) income attributable to Baker Hughes (GAAP)	$(1,967)	$(4.49)	$1,719	$3.92
Identified items:
Impairment and restructuring charges[2]	1,415	3.23	—	—
Merger and related costs[3]	214	0.49	—	—
Inventory adjustments[5]	138	0.31	—	—
Litigation settlements[6]	(9)	(0.02)	39	0.09
Gain on deconsolidation of joint venture[4]	—	—	(34)	(0.08)
Business restructure in North Africa[7]	—	—	58	0.13
Impairment of technology investment[8]	—	—	14	0.03
Technology royalty agreement[9]	—	—	20	0.05
Venezuela currency devaluation[10]	—	—	12	0.03
Severance charges[11]	—	—	21	0.05
Adjusted net (loss) income (non-GAAP)[1]	$(209)	$(0.48)	$1,849	$4.22

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Baker Hughes Announces Fourth Quarter and Annual Results

1
Adjusted net (loss) income is a non-GAAP measure comprised of net (loss) income attributable to Baker Hughes excluding the impact of certain identified items. The Company believes that adjusted net (loss) income is useful to investors because it is a consistent measure of the underlying results of the Company's business. Furthermore, management uses adjusted net (loss) income as a measure of the performance of the Company's operations.

2
Impairment and restructuring charges of $1,246 million before-tax ($871 million after-tax) and $98 million before-tax ($70 million after-tax) associated primarily with asset impairments and workforce reductions were recorded during the fourth and third quarters of 2015, respectively.  Impairment and restructuring charges of $1,993 million before-tax ($1,415 million after-tax) associated with asset impairments, workforce reductions, facility closures and contract terminations were recorded during 2015.

3
Merger and related costs of $91 million before-tax ($67 million after-tax) and $93 million before-tax ($67 million after-tax) were recorded during the fourth and third quarters of 2015, respectively, including costs under our retention program and obligations for minimum incentive compensation, which, based on meeting eligibility criteria, have been treated as merger-related expenses. Merger and related costs of $52 million and $55 million were recorded in Corporate and $39 million and $38 million were recorded in Operations for the fourth and third quarters of 2015, respectively. Merger and related costs for 2015 were $295 million before-tax ($214 million after-tax), of which $175 million were recorded in Corporate and $120 million were recorded in Operations.

4	Gain related to the deconsolidation of a joint venture of $34 million before and after-tax was recorded in Corporate during the fourth quarter of 2014.
5
Inventory adjustments of $23 million before-tax ($16 million after-tax) were recorded in the second quarter of 2015 to adjust the carrying value of certain U.S. inventory. Inventory adjustments of $171 million before-tax ($122 million after-tax) were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory, of which $159 million is in the U.S. and $12 million is in Latin America.

6
Costs related to litigation settlements for labor claims of $62 million before-tax ($39 million after-tax) were recorded during the second quarter of 2014. The amount of claims made under the settlement agreement was less than expected and accordingly, the accrual was reduced by $13 million before-tax ($9 million after-tax), which was recorded during the second quarter of 2015.

7	Costs related to restructuring the North Africa business of $58 million before and after-tax in the Europe/Africa/Russia Caspian segment during the third quarter of 2014.
8	Costs related to an impairment of a technology investment of $14 million before and after-tax were recorded in Corporate during the third quarter of 2014.
9	Costs related to a technology royalty agreement of $29 million before-tax ($20 million after-tax) were incurred during the first quarter of 2014.
10
Foreign exchange loss of $12 million before and after-tax in Venezuela was recorded in the second quarter of 2014 as a result of changing from the official exchange rate of 6.3 Bolivars Fuertes per U.S. Dollar to the SICAD 2 rate of approximately 50 Bolivars Fuertes per U.S. Dollar.

11	Severance charges of $29 million before-tax ($21 million after-tax) were incurred in North America during the first quarter of 2014.

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Baker Hughes Announces Fourth Quarter and Annual Results

Table 2: Calculation of EBIT, EBITDA, and Adjusted EBITDA (non-GAAP measures)1

	Three Months Ended
	December 31,		September 30,
(In millions)	2015	2014	2015
Net (loss) income attributable to Baker Hughes	$(1,031)	$663	$(159)
Net (loss) income attributable to noncontrolling interests	(4)	4	3
Income taxes	(397)	291	—
(Loss) income before income taxes	(1,432)	958	(156)
Interest expense, net	55	57	55
(Loss) earnings before interest and taxes (EBIT)	(1,377)	1,015	(101)
Depreciation and amortization expense	416	468	432
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	(961)	1,483	331
Adjustments to EBITDA:
Impairment and restructuring charges[2]	1,246	—	98
Merger and related costs[3]	91	—	93
Gain on deconsolidation of joint venture[4]	—	(34)	—
Adjusted EBITDA	$376	$1,449	$522

	Year Ended December 31,
(In millions)	2015	2014
Net (loss) income attributable to Baker Hughes	$(1,967)	$1,719
Net (loss) income attributable to noncontrolling interests	(7)	12
Income taxes	(639)	896
(Loss) income before income taxes	(2,613)	2,627
Interest expense, net	217	232
(Loss) earnings before interest and taxes (EBIT)	(2,396)	2,859
Depreciation and amortization expense	1,742	1,814
(Loss) earnings before interest, taxes, depreciation and amortization (EBITDA)	(654)	4,673
Adjustments to EBITDA:
Impairment and restructuring charges[2]	1,993	—
Merger and related costs[3]	295	—
Inventory adjustments[5]	194	—
Litigation settlements[6]	(13)	62
Gain on deconsolidation of joint venture[4]	—	(34)
Business restructure in North Africa[7]	—	58
Impairment of technology investment[8]	—	14
Technology royalty agreement[9]	—	29
Venezuela currency devaluation[10]	—	12
Severance charges[11]	—	29
Adjusted EBITDA	$1,815	$4,843

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Baker Hughes Announces Fourth Quarter and Annual Results

1
EBIT, EBITDA, and Adjusted EBITDA (as defined in the calculations above) are non-GAAP measures. Management is providing these measures because it believes that such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance.

2
Impairment and restructuring charges of $1,246 million before-tax ($871 million after-tax) and $98 million before-tax ($70 million after-tax) associated primarily with asset impairments and workforce reductions were recorded during the fourth and third quarters of 2015, respectively.  Impairment and restructuring charges of $1,993 million before-tax ($1,415 million after-tax) associated with asset impairments, workforce reductions, facility closures and contract terminations were recorded during 2015.

3
Merger and related costs of $91 million before-tax ($67 million after-tax) and $93 million before-tax ($67 million after-tax) were recorded during the fourth and third quarters of 2015, respectively, including costs under our retention program and obligations for minimum incentive compensation, which, based on meeting eligibility criteria, have been treated as merger-related expenses. Merger and related costs of $52 million and $55 million were recorded in Corporate and $39 million and $38 million were recorded in Operations for the fourth and third quarters of 2015, respectively. Merger and related costs for 2015 were $295 million before-tax ($214 million after-tax), of which $175 million were recorded in Corporate and $120 million were recorded in Operations.

4	Gain related to the deconsolidation of a joint venture of $34 million before and after-tax was recorded in Corporate during the fourth quarter of 2014.
5
Inventory adjustments of $23 million before-tax ($16 million after-tax) were recorded in the second quarter of 2015 to adjust the carrying value of certain U.S. inventory. Inventory adjustments of $171 million before-tax ($122 million after-tax) were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory, of which $159 million is in the U.S. and $12 million is in Latin America.

6
Costs related to litigation settlements for labor claims of $62 million before-tax ($39 million after-tax) were recorded during the second quarter of 2014. The amount of claims made under the settlement agreement was less than expected and accordingly, the accrual was reduced by $13 million before-tax ($9 million after-tax), which was recorded during the second quarter of 2015.

7	Costs related to restructuring the North Africa business of $58 million before and after-tax in the Europe/Africa/Russia Caspian segment during the third quarter of 2014.
8	Costs related to an impairment of a technology investment of $14 million before and after-tax were recorded in Corporate during the third quarter of 2014.
9	Costs related to a technology royalty agreement of $29 million before-tax ($20 million after-tax) were incurred during the first quarter of 2014.
10
Foreign exchange loss of $12 million before and after-tax in Venezuela was recorded in the second quarter of 2014 as a result of changing from the official exchange rate of 6.3 Bolivars Fuertes per U.S. Dollar to the SICAD 2 rate of approximately 50 Bolivars Fuertes per U.S. Dollar.

11	Severance charges of $29 million before-tax ($21 million after-tax) were incurred in North America during the first quarter of 2014.

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Baker Hughes Announces Fourth Quarter and Annual Results

Table 3a: Segment Revenue, Profit (Loss) Before Tax, and Profit Before Tax Margin1

	Three Months Ended
	December 31,		September 30,
(In millions)	2015	2014	2015
Segment Revenue
North America	$1,137	$3,304	$1,368
Latin America	428	591	439
Europe/Africa/Russia Caspian	723	1,148	791
Middle East/Asia Pacific	820	1,215	849
Industrial Services	286	377	339
Total Operations	$3,394	$6,635	$3,786
Profit (Loss) Before Tax
North America	$(142)	$488	$(169)
Latin America	12	118	48
Europe/Africa/Russia Caspian	40	200	90
Middle East/Asia Pacific	22	227	69
Industrial Services	18	23	40
Total Operations	(50)	1,056	78
Corporate and Other Profit (Loss) Before Tax
Corporate	(81)	(41)	(81)
Interest expense, net	(55)	(57)	(55)
Impairment and restructuring charges	(1,246)	—	(98)
Corporate, net interest and other	(1,382)	(98)	(234)
Profit (Loss) Before Tax	$(1,432)	$958	$(156)
Profit Before Tax Margin[1]
North America	(12.5%)	14.8%	(12.4%)
Latin America	2.8%	20.0%	10.9%
Europe/Africa/Russia Caspian	5.5%	17.4%	11.4%
Middle East/Asia Pacific	2.7%	18.7%	8.1%
Industrial Services	6.3%	6.1%	11.8%
Total Operations	(1.5%)	15.9%	2.1%

1
Profit before tax margin is a non-GAAP measure defined as profit (loss) before tax divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

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Baker Hughes Announces Fourth Quarter and Annual Results

Table 3b: Segment Revenue, Profit (Loss) Before Tax, and Profit Before Tax Margin1

	Year Ended December 31,
(In millions)	2015	2014
Segment Revenue
North America	$6,009	$12,078
Latin America	1,799	2,236
Europe/Africa/Russia Caspian	3,278	4,417
Middle East/Asia Pacific	3,441	4,456
Industrial Services	1,215	1,364
Total Operations	$15,742	$24,551
Profit (Loss) Before Tax
North America	$(687)	$1,466
Latin America	134	290
Europe/Africa/Russia Caspian	157	621
Middle East/Asia Pacific	204	675
Industrial Services	97	119
Total Operations	(95)	3,171
Corporate and Other Profit (Loss) Before Tax
Corporate	(321)	(250)
Interest expense, net	(217)	(232)
Impairment and restructuring charges	(1,993)	—
Litigation settlements	13	(62)
Corporate, net interest and other	(2,518)	(544)
Profit (Loss) Before Tax	$(2,613)	$2,627
Profit Before Tax Margin[1]
North America	(11.4)%	12.1%
Latin America	7.4%	13.0%
Europe/Africa/Russia Caspian	4.8%	14.1%
Middle East/Asia Pacific	5.9%	15.1%
Industrial Services	8.0%	8.7%
Total Operations	(0.6)%	12.9%

1
Profit before tax margin is a non-GAAP measure defined as profit (loss) before tax divided by revenue. Management uses the profit before tax margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance.

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Baker Hughes Announces Fourth Quarter and Annual Results

Table 4: Adjustments to Profit (Loss) Before Tax

	Three Months Ended
	December 31,		September 30,
(In millions)	2015[1]	2014[3]	2015[1]
Adjustments to Profit (Loss) Before Tax
North America	$15	$—	$16
Latin America	3	—	3
Europe/Africa/Russia Caspian	8	—	8
Middle East/Asia Pacific	9	—	7
Industrial Services	4	—	4
Total Operations	39	—	38
Corporate	52	(34)	55
Total	$91	$(34)	$93

	Year Ended December 31,
(In millions)	2015[1,2]	2014[3,4,5,6,7,8]
Adjustments to Profit (Loss) Before Tax
North America	$230	$42
Latin America	22	15
Europe/Africa/Russia Caspian	26	64
Middle East/Asia Pacific	25	6
Industrial Services	11	1
Total Operations	314	128
Corporate	175	(20)
Total	$489	$108

Baker Hughes Incorporated News Release	Page 17
Baker Hughes Announces Fourth Quarter and Annual Results

1
Merger and related costs of $91 million before-tax ($67 million after-tax) and $93 million before-tax ($67 million after-tax) were recorded during the fourth and third quarters of 2015, respectively, including costs under our retention program and obligations for minimum incentive compensation, which, based on meeting eligibility criteria, have been treated as merger-related expenses. Merger and related costs of $52 million and $55 million were recorded in Corporate and $39 million and $38 million were recorded in Operations for the fourth and third quarters of 2015, respectively. Merger and related costs for 2015 were $295 million before-tax ($214 million after-tax), of which $175 million were recorded in Corporate and $120 million were recorded in Operations.

2
Inventory adjustments of $23 million before-tax ($16 million after-tax) were recorded in the second quarter of 2015 to adjust the carrying value of certain U.S. inventory. Inventory adjustments of $171 million before-tax ($122 million after-tax) were recorded in the first quarter of 2015 to adjust the carrying value of certain inventory, of which $159 million is in the U.S. and $12 million is in Latin America.

3	Gain related to the deconsolidation of a joint venture of $34 million before and after-tax was recorded in Corporate during the fourth quarter of 2014.
4	Costs related to restructuring the North Africa business of $58 million before and after-tax in the Europe/Africa/Russia Caspian segment during the third quarter of 2014.
5	Costs related to an impairment of a technology investment of $14 million before and after-tax were recorded in Corporate during the third quarter of 2014.
6	Costs related to a technology royalty agreement of $29 million before-tax ($20 million after-tax) were incurred during the first quarter of 2014.
7
Foreign exchange loss of $12 million before and after-tax in Venezuela was recorded in the second quarter of 2014 as a result of changing from the official exchange rate of 6.3 Bolivars Fuertes per U.S. Dollar to the SICAD 2 rate of approximately 50 Bolivars Fuertes per U.S. Dollar.

8	Severance charges of $29 million before-tax ($21 million after-tax) were incurred in North America during the first quarter of 2014.

Baker Hughes Incorporated News Release	Page 18
Baker Hughes Announces Fourth Quarter and Annual Results

Table 5a: Supplemental Financial Information Excluding Certain Identified Items
The following table contains non-GAAP measures of adjusted operating profit (loss) before tax and adjusted operating profit before tax margin, excluding identified items in Table 4:

	Three Months Ended
	December 31,		September 30,
(In millions)	2015	2014[2]	2015
Segment Revenue
North America	$1,137	$3,304	$1,368
Latin America	428	591	439
Europe/Africa/Russia Caspian	723	1,148	791
Middle East/Asia Pacific	820	1,215	849
Industrial Services	286	377	339
Total Operations	$3,394	$6,635	$3,786
Adjusted Operating Profit (Loss) Before Tax[1]
North America	$(127)	$488	$(153)
Latin America	15	118	51
Europe/Africa/Russia Caspian	48	200	98
Middle East/Asia Pacific	31	227	76
Industrial Services	22	23	44
Total Operations	(11)	1,056	116
Corporate	(29)	(75)	(26)
Total	$(40)	$981	$90
Adjusted Operating Profit Before Tax Margin[1]
North America	(11.2%)	14.8%	(11.2%)
Latin America	3.5%	20.0%	11.6%
Europe/Africa/Russia Caspian	6.6%	17.4%	12.4%
Middle East/Asia Pacific	3.8%	18.7%	9.0%
Industrial Services	7.7%	6.1%	13.0%
Total Operations	(0.3%)	15.9%	3.1%

1
Adjusted operating profit (loss) before tax is a non-GAAP measure defined as profit (loss) before tax less interest expense and certain identified costs. Adjusted operating profit before tax margin is a non-GAAP measure defined as adjusted operating profit (loss) before tax divided by revenue. Management uses each of these measures because it believes that they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

2
Corporate costs for the fourth quarter of 2014 include $11 million of merger-related costs that were not adjusted from operating profit before tax. Excluding these merger-related costs, corporate costs would have been $64 million for the fourth quarter of 2014.

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Baker Hughes Announces Fourth Quarter and Annual Results

Table 5b: Supplemental Financial Information Excluding Certain Identified Items
The following table contains non-GAAP measures of operating profit before tax and operating profit before tax margin, excluding identified items in Table 4:

	Year Ended December 31,
(In millions)	2015	2014[2]
Segment Revenue
North America	$6,009	$12,078
Latin America	1,799	2,236
Europe/Africa/Russia Caspian	3,278	4,417
Middle East/Asia Pacific	3,441	4,456
Industrial Services	1,215	1,364
Total Operations	$15,742	$24,551
Adjusted Operating Profit (Loss) Before Tax[1]
North America	$(457)	$1,508
Latin America	156	305
Europe/Africa/Russia Caspian	183	685
Middle East/Asia Pacific	229	681
Industrial Services	108	120
Total Operations	219	3,299
Corporate	(146)	(270)
Total	$73	$3,029
Adjusted Operating Profit Before Tax Margin[1]
North America	(7.6)%	12.5%
Latin America	8.7%	13.6%
Europe/Africa/Russia Caspian	5.6%	15.5%
Middle East/Asia Pacific	6.7%	15.3%
Industrial Services	8.9%	8.8%
Total Operations	1.4%	13.4%

1
Adjusted operating profit (loss) before tax is a non-GAAP measure defined as profit (loss) before tax less certain identified costs. Adjusted operating profit before tax margin is a non-GAAP measure defined as adjusted operating profit (loss) before tax divided by revenue. Management uses each of these measures because it believes that they are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measures may be used by investors to make informed investment decisions.

2
Corporate costs for 2014 include $11 million of merger-related costs that were not adjusted from operating profit before tax. Excluding these merger-related costs, corporate costs would have been $259 million for 2014.

Baker Hughes Incorporated News Release	Page 20
Baker Hughes Announces Fourth Quarter and Annual Results

Innovations to Earnings
The following section provides operational and technical highlights outlining the successes aligned to our strategy.
Efficient Well Construction
Baker Hughes deploys Reservoir Characterization eXplorer (RCX) service and delivers critical hydrocarbon samples to two major operators in the Gulf Cooperation Council. An operator needed wireline testing and sampling conducted in its S-shaped well. The program called for testing 24 pressure points and obtaining nine fluid samples. After a major wireline competitor declared that “tight hole” conditions precluded sampling, Baker Hughes was called in. The Baker Hughes run was deployed in the longest horizontal section logged to date, and samples were collected successfully using straddle packers at 13,000 ft and 17,000 ft, respectively. Baker Hughes also set a new record by successfully collecting a sample in a 10,000-ft-long horizontal section using slug sampling. This approach saved the operator hours of pumping time typically required to get a steady stream of oil for sampling.
Baker Hughes marks first deployment of Formation Testing eXplorer™ (FTeX) service outside North America. For an operator in the Gulf Cooperation Council, Baker Hughes executed a job which consisted of 52 pressure points, with data verified by the conventional RCX tool. In a second, more challenging, deployment, the FTeX™ service cut rig time nearly in half and significantly reduced the risk of getting stuck during fishing.
Baker Hughes deploys VisiTrak™ reservoir navigation and analysis service in a complex 3-D reservoir application in Angola. In the most complex bottomhole assembly used to date in Angola, Baker Hughes deployed a combination of the VisiTrak™ reservoir navigation and analysis service, the 8-1/2-in. AutoTrak™ G3 rotary steerable system, and other drilling services. The combination of the VisiTrak™ and AutoTrak™ systems allowed geosteering within fractions of a degree to optimize exposure to multiple channel sands separated by a shale interval and to maximize reservoir contact. The VisiTrak™ system made it possible to correlate formation measurement with seismic data, greatly improving understanding of the reservoir.
Baker Hughes awarded drill bits order in Algeria. Sonatrach awarded Baker Hughes a significant contract for the delivery of tricone, PDC, and iREV™ impregnated bits. This is the largest order from Sonatrach in Baker Hughes’ history.
Baker Hughes sets record with Statoil in Norway’s Troll field on a performance-based contract. Baker Hughes helped Statoil achieve another record run in the Troll field, deploying the AutoTrak™ rotary steerable system with the Talon™ drill bit to drill a 16,890-ft-long horizontal 8-½-in. hole section in one run, down to a TD of 23,950 ft. without any disruptions.
Baker Hughes awarded contract extension by Statoil in Brazil. Baker Hughes negotiated a three-year contract extension with Statoil for the provision of directional drilling, MWD, LWD, surface logging systems, and drill bits for the Peregrino offshore field in Brazil’s Campos Basin. Under the new terms, which extend the contract until March 2019, Baker Hughes will provide 100% of the drill bits for the Peregrino field.
Optimizing Well Production and Increasing Ultimate Recovery
Baker Hughes delivers successful field trial for innovative artificial lift solution in U.S. Three weeks into its first field run, the LEAP™ adaptive production system had delivered 300% greater oil production and 200% higher natural gas production compared to the previous artificial lift solution. The system was seamlessly deployed through the deviated section of the wellbore and started on its first attempt with no issues.
Baker Hughes awarded order for 50 ESPs in Rocky Mountains after sustained excellent performance. As a result of the improved run life, reliability, and solids handling achieved in a project with a Rocky Mountains operator, Baker Hughes was awarded 100% of the operator’s new installs.

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Baker Hughes Announces Fourth Quarter and Annual Results

Baker Hughes awarded a five-year contract for Pressure Pumping services in Middle East. Baker Hughes was awarded a five-year year contract to supply coiled tubing (CT), pumping, nitrogen lifting, fracturing, and associated services for an operator in Kuwait. The award coincides with the first successful deployment in the country of the Baker Hughes TeleCoil™ intelligent coiled tubing service and stimulation services in a scale milling application. The efficiency of that TeleCoil deployment put a 2100-bbl/d well back on production in record time, exceeding the operator’s plans.
Baker Hughes awarded contract for unique application of SULFIX™ H2S scavengers in U.S. A U.S. refiner contracted with Baker Hughes for the application of SULFIX™ H2S scavengers, allowing the refiner to reduce SOx production in its flare gas systems and to remain compliant with new sulfur emissions limits.
Baker Hughes awarded contracts to supply TOLAD™ cold flow additive to refiners in Europe/ Africa/Caspian (EARC) region. Baker Hughes was awarded multi-million dollar contracts to supply TOLAD™ cold flow additives to two EARC refiners on the strength of the value proposition of the additives and the need for PREPARED TO RESPOND™ (P2R™) Services.
Baker Hughes uses chemical solutions to help customer reduce transportation costs in Bakken/Three Forks in U.S., yielding over 1000% ROI. An operator was unable to ship produced oil via pipeline due to fouling issues with the lease automatic custody transfer (LACT) meter (which measures the volume of hydrocarbons being transferred from production site to transportation mode), and consequently had to ship the oil via truck at much greater expense. Baker Hughes was challenged to find a cost-effective solution to mitigate the fouling of the LACT meter so the operator could ship oil via pipeline. TRETOLITETM DMO146 Demulsifier provided immediate resolution, meeting LACT criteria for pipeline transport. The treatment has provided 1371% ROI to the operator. In addition, the DMO146 remedy provides a cost-effective and convenient method to maintain pipeline compliance for oil transport. Well pads experiencing the LACT fouling issue can be immediately placed on this treatment.
Baker Hughes awarded contract to supply oilfield production chemicals and related services in Canada. In a previous five-well pilot program with this operator, Baker Hughes provided a production enhancement solution that included scale and asphaltene management programs to mitigate fouling in ESPs and other production systems. This solution saved the customer more than USD 1MM in workover costs and led to an expansion of the chemical treatment program to 17 additional wells.
Baker Hughes awarded contract for integrated pipeline services in Canadian Oil Sands. Baker Hughes was awarded a contract for services that include a combination of pipeline chemical cleaning, tool propulsion, dewatering, drying, and inhibitor supply and application, as well as inline inspection using our magnetic flux leakage (MFL) and ultrasonic technologies. The inspection data will help the customer identify and mitigate corrosion, deformations, and cracking threats.
Baker Hughes deploys OptiPort™ solution to increase EUR and reduce completion costs in the Permian Basin. An operator sought a new way to complete wells to increase EUR while optimizing completion efficiency. In an attempt to reduce overall lifting costs, Baker Hughes delivered a cost-effective stimulation design that leveraged the OptiPort™ system’s pinpoint treatment capabilities. The design resulted in the stimulation of the entire lateral, maximizing sand placement at a cost comparable to a plug-and-perf completion. The operator began to see oil during the initial flowback - sooner than in any of the offset wells.
____________________________________________________________________________________
Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: www.bakerhughes.com/investor in the Financial Information section under Quarterly Results.

Baker Hughes Incorporated News Release	Page 22
Baker Hughes Announces Fourth Quarter and Annual Results

Additional Information
As previously announced in Baker Hughes’ Current Report on Form 8-K filed with the SEC on November 18, 2014, Baker Hughes and Halliburton Company (“Halliburton”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Baker Hughes will be merged with and into a wholly-owned subsidiary of Halliburton (the “Merger”).  In connection with this proposed Merger, Halliburton filed with the SEC a registration statement on Form S-4, including Amendments No. 1 and 2 thereto, and a definitive joint proxy statement/prospectus of Baker Hughes and Halliburton and other documents related to the proposed transaction.  The registration statement was declared effective by the SEC on February 17, 2015 and the definitive proxy statement/prospectus was mailed to stockholders of Baker Hughes and Halliburton.

On March 27, 2015, Halliburton’s stockholders approved the proposal to issue shares of Halliburton common stock as contemplated by the Merger Agreement. In addition, Baker Hughes’ stockholders adopted the Merger Agreement and thereby approved the proposed combination of the two companies. The transaction is still subject to regulatory approvals and customary closing conditions. On July 10, 2015, Baker Hughes and Halliburton entered into a timing agreement with the Antitrust Division of the Department of Justice (the “DOJ”) and the companies subsequently announced an amendment to the timing agreement on September 28, 2015. Pursuant to the amended timing agreement, both companies agreed to extend the period of the DOJ’s review of the Merger to the later of December 15, 2015 or 30 days following the date on which both companies have certified final, substantial compliance with the DOJ’s prior request for additional information under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On December 16, 2015, Baker Hughes’ and Halliburton’s timing agreement with the DOJ expired without reaching a settlement or the DOJ initiating litigation to block the pending Merger. The companies intend to continue their discussions with the DOJ and other competition agencies that have expressed an interest in the transaction, and remain focused on completing the Merger as early as possible in 2016. In that regard, Baker Hughes and Halliburton have agreed to extend the period for the parties to obtain required competition approvals to April 30, 2016, as permitted under the Merger Agreement, though the parties would proceed with closing prior to such date if all relevant competition approvals have been obtained. If review by the relevant competition authorities extends beyond April 30, 2016, the Merger Agreement does not terminate automatically; the parties may continue to seek relevant competition approvals or either of the parties may terminate the Merger Agreement. Baker Hughes cannot predict with certainty when, or if, the pending Merger will be completed because completion of the transaction is subject to conditions beyond the control of Baker Hughes.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014; Baker Hughes’ subsequent quarterly report on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2015; and those set forth from time-to-time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.
Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

Baker Hughes Incorporated News Release	Page 23
Baker Hughes Announces Fourth Quarter and Annual Results

These forward looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks including the impact of the pending Merger with Halliburton, along with the following risk factors and the timing of any of these risk factors:
Baker Hughes - Halliburton pending Merger - the ability to obtain regulatory approvals for the transaction; the impact of the pending transaction making it more difficult to obtain relationships with customers, employees or suppliers; the inability to retain key personnel; the suspension of our stock repurchase program pursuant to the terms of the Merger Agreement.
Restructuring activities - the ability to successfully implement and adjust the restructuring activities and achieve their intended results.
Economic and political conditions – the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans, coupled with their liquidity constraints; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions.
Oil and gas market conditions – the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; LNG supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks – war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.
Price, market share, contract terms, and customer payments – our ability to obtain market prices for our products and services; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, to successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources – our ability to manage the costs, availability, distribution and/or delivery of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, sand, gel, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; the effect of manufacturing and subcontracting performance and capacity; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of assets; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; labor-related actions, including strikes, slowdowns and facility occupations; our ability to maintain information security.
Litigation and changes in laws or regulatory conditions – the potential for litigation or proceedings and our ability to obtain adequate insurance on commercially reasonable terms; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; outcome of government and legal proceedings, as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the Company does business;

Baker Hughes Incorporated News Release	Page 24
Baker Hughes Announces Fourth Quarter and Annual Results

new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; laws, regulations or restrictions on hydraulic fracturing; any restrictions on new or ongoing offshore drilling or permit and operational delays or program reductions as a result of the regulations in the Gulf of Mexico and other areas of the world; changes in export control laws or exchange control laws; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
# # #
Baker Hughes is a leading supplier of oilfield services, products, technology and systems to the worldwide oil and natural gas industry. The Company’s 43,000 employees today work in more than 80 countries helping customers find, evaluate, drill, produce, transport and process hydrocarbon resources. For more information about Baker Hughes, visit: www.bakerhughes.com.